CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Fisher Investments Institutional Group All Foreign Equity Enivronmental and Social Values Fund, Fisher Investments Institutional Group U.S. Large Cap Equity Enviornmental and Social Values Fund, and Fisher Investments Institutional Group U.S. Small Cap Equity Fund, each a series of Unified Series Trust, under the headings “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

October 10, 2019